As filed with the Securities and Exchange Commission on September 5, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROHM AND HAAS COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	23-1028370
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Independence Mall West
Philadelphia, Pennsylvania 19106-2399
(215) 592-3000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Robert A. Lonergan
Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106-2399
(215) 592-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	per Unit	Price(1)	Registration Fee
Debt Securities	(1)	(1)	(1)	(1)
Common Stock ($2.50 par value)	(2)	(2)	(2)	(2)

(1)	An indeterminate amount of securities at indeterminate prices is being registered pursuant to this registration statement. The Registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(2)	Such indeterminable number of shares of Common Stock as may be issued from time to time upon conversion of the Debt Securities. Each share of common stock includes a right to purchase one one-thousandth of a share of participating preferred stock pursuant to the Rights Agreement, dated as of October 26, 2000, between the Registrant and Computershare, Inc., as successor to EquiServe Trust Company, NA, as rights agent. These preferred stock purchase rights are not currently separable from the common stock and are not currently exercisable.

PROSPECTUS

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106-2399
(215) 592-3000

Debt Securities

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “ROH.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may sell any type of the debt securities described in this prospectus in one or more offerings up to an indeterminate aggregate dollar amount. We provide information to you about the debt securities in three documents that progressively provide more detail:

1. This Prospectus: Contains general information that may or may not apply to each offering of debt securities.

2. The Prospectus Supplement: Will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the prospectus supplement.

3. The Pricing Supplement: If applicable, will provide final details about a specific offering and the terms of the offered debt securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read this prospectus and any prospectus supplement together with any additional information described under the heading “Where You Can Find More Information” to learn about Rohm and Haas Company.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to “Rohm and Haas,” “we,” “us,” “our” and the “Company” are to Rohm and Haas Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange, or the “NYSE.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.rohmhaas.com. However, the information on our Internet site is not a part of this prospectus or the accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed with the SEC on February 7, 2007, March 14, 2007, July 11, 2007 and September 4, 2007; and

•	The description of our common stock contained in our registration statement filed under the Exchange Act, as amended in our quarterly report on Form 10-Q for the quarter ending September 30, 1996, our current reports on Form 8-K filed on January 19, 2000 and October 26, 2000, and our registration statement on Form 8-A filed on October 26, 2000.

You may obtain a copy of any or all of the documents we file (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at:

Rohm and Haas Company
Public Relations Department
100 Independence Mall West
Philadelphia, PA 19106-2399
(215) 592-3000

In making your investment decision, you should rely only on the information provided in this prospectus, any prospectus supplement, the registration statement, and any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of the documents.

THE COMPANY

Rohm and Haas Company was incorporated in 1917 under the laws of the State of Delaware. Our shares of common stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “ROH.”

We are a global specialty materials company that began almost 100 years ago when a chemist, Otto Rohm, and a businessman, Otto Haas, decided to form a partnership to make a unique chemical product for the leather industry. That once tiny firm, now known as Rohm and Haas Company, reported consolidated sales of $8.2 billion in 2006 on a portfolio of global businesses including specialty materials, electronic materials and salt. Our products enable the creation of leading-edge consumer goods and other products found in a broad segment of dynamic markets, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. To serve these markets, we have significant operations with approximately 100 manufacturing and 32 research facilities in 27 countries with approximately 15,800 employees.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the periods indicated below were as follows:

	Six Months		Year Ended
	Ended		December 31,
	June 30, 2007		2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	8.7	x	9.2	x	6.8	x	5.3	x	3.4	x	2.7x

Note: Earnings consist of earnings before income taxes and fixed charges after eliminating undistributed earnings of affiliates and capitalized interest net of amortization of previously capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and amortization of debt discount and expense on all indebtedness, plus one-third of rent expense deemed to represent an interest factor.

USE OF PROCEEDS

Our intended use of the net proceeds from the sales of securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. Each time we offer debt securities, we will describe in a prospectus supplement and possibly a pricing supplement the specific terms of that particular offering. The debt securities may be convertible into shares of our common stock.

We will issue the debt securities under an indenture between us and The Bank of New York, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

We have summarized selected provisions of the indenture below. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. You should read the indenture for provisions that may be important to you but that are not included in this summary.

In the summary below, we have included references to section numbers of the indenture so that you can easily locate pertinent provisions. Terms that are capitalized in the summary are defined in the indenture.

General Terms of the Debt Securities

The debt securities will be our unsecured and unsubordinated obligations and will rank pari passu with our other unsecured and unsubordinated indebtedness from time to time outstanding. Under the indenture, we may issue an unlimited amount of debt securities from time to time in one or more series.

We are a holding company and our subsidiaries are separate legal entities and have no obligation to pay any amounts due to the holders of the debt securities. The debt securities are our obligations and are effectively subordinated to the indebtedness of our subsidiaries. We may have the right to receive assets of a subsidiary should it liquidate or reorganize. Our right will be subordinated to the rights of creditors of that subsidiary, including trade creditors. Therefore, your right, as a holder of our debt securities, to receive some of the assets of the liquidating or reorganizing subsidiary, will be subordinated to the rights of the subsidiary’s creditors. If we were a creditor of the subsidiary, we would receive any assets remaining after the secured creditors and other debtholders of the subsidiary are paid.

A prospectus supplement or a pricing supplement for a specific series of offered debt securities will describe the specific terms of those offered securities. The supplement will address some or all of the following:

•	the title of the debt securities;

•	the principal amount of the debt securities;

•	the price (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	whether the debt securities will be convertible into shares of our common stock, and if so, the specific terms and conditions under which conversion will occur;

•	the maturity date of the debt securities;

•	the methods by which amounts payable in respect of the principal of and any premium on, or upon redemption of, the debt securities will be calculated and the date or dates on which we will pay such amounts;

•	the interest rate or rates or the methods by which the interest rate or rates on the debt securities will be calculated and the dates on which we will pay the interest on the debt securities;

•	the denominations and currency of the debt securities;

•	the place or places where the principal of, and any interest and premium on, the debt securities will be payable;

•	any obligation we will have to redeem or purchase the debt securities;

•	whether the debt securities will be represented by a global security or global securities, as discussed in the section below entitled “— Global Securities”;

•	any changes of covenants or events of default; and

•	any other additional or different terms of the debt securities. (Section 301.)

Interest Rate

The debt securities may bear interest for each interest period at a fixed or variable rate as described in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, interest on debt securities bearing interest at a variable rate will be payable quarterly on the dates specified in the applicable prospectus supplement or pricing supplement and will be payable at an annual rate equal to three-month LIBOR (as defined below) as determined on the applicable interest determination date (as defined below) plus or minus the margin, if any, disclosed in the applicable prospectus supplement or pricing supplement. The interest rate will be reset on the first day of each interest period other than the initial interest period (each an “interest reset date”). An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on the date the variable rate debt securities are issued) and ending on the day preceding the next following interest payment date. The interest determination date for an interest period will be the second London banking day (as defined below) preceding such interest period (the “ interest determination date”). Promptly upon determination, the trustee will inform us of the interest rate for the next interest period. All payments of interest on variable rate debt securities due on any interest payment date will be made to the persons in whose name the debt securities are registered at the close of business on the first day of the calendar month next preceding the applicable interest payment date, whether or not a business day. Unless otherwise provided in the applicable prospectus supplement or pricing supplement, interest on variable interest rate debt securities will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

If any interest payment date with respect to a variable rate debt security, other than the maturity date, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of variable interest rate debt securities falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. If an interest reset date falls on a day that is not a business day, such interest reset date will be deemed to occur on the next succeeding business day. “Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulations to close in New York, New York.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, “LIBOR” for each interest determination date will be determined by the calculation agent as follows:

(i) LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000 as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on the interest determination date for the applicable interest reset date. “Reuters Page LIBOR01” means the display page so designated on the Reuters Telerate Service for the purpose of displaying London interbank offered rates of major banks, or any successor page on the Reuters Telerate Service.

(ii) If this rate does not appear on Reuters Page LIBOR01, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (chosen by us) at approximately 11:00 a.m., London time, on the interest determination date for the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of these major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR will be the arithmetic average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that interest determination date will be the arithmetic average of the rates quoted by three major banks in New York, New York (selected by the calculation agent) at approximately 11:00 a.m., New York time, on the interest determination date for the applicable interest determination date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time.

A “London banking day” will be any day in which dealings in U.S. dollar deposits are transacted in the London interbank market.

The calculation agent will provide the interest rate then in effect with respect to any variable rate debt security upon any change to the holder of any variable rate debt security and to us. Unless otherwise provided in the applicable prospectus supplement or pricing supplement, we will act as calculation agent with respect to variable rate debt securities until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the debt securities. We may appoint a successor calculation agent at any time at our discretion and without notice.

All percentages used in or resulting from any calculation of the interest rate with respect to the debt securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionth of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all U.S. dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Denominations

Unless the prospectus supplement or a pricing supplement indicates otherwise, we will issue the debt securities in registered form without coupons in denominations of $1,000 and multiples of $1,000. (Section 302.)

Transfer

You may transfer or exchange debt securities without a service charge. We may, however, require a payment to cover any tax or governmental charge. (Section 305.)

Global Securities

We may issue debt securities in the form of one or more global securities that will be registered in the name of a depository or its nominee and will be deposited with the depository or its nominee or custodian, which will be identified in the prospectus supplement.

Limitation on Your Ability to Obtain Securities Registered in Your Name

Global securities will not be registered in the name of any person, or exchanged for debt securities that are registered in the name of any person, other than the depository unless:

•	the depository notifies us that it is unwilling, unable or no longer qualified to continue acting as depository and we do not appoint a successor depository within 90 days of receipt of that notice;

•	we determine that debt securities of any series will no longer be represented by a global security; or

•	any other circumstance described in the prospectus supplement or a pricing supplement exists.

In those circumstances, the depository will determine in whose names any debt securities issued in exchange for the global security will be registered, pursuant to instructions from its participants or otherwise. (Section 205.)

The depository or its nominee will be considered the sole owner and holder of the global security for all purposes, and as a result:

•	you cannot get debt securities registered in your name if they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in exchange for your beneficial interest in the global security (except as described above);

•	you will not be considered to be the owner or holder of the global security or any debt securities it represents for any purpose; and

•	all payments on the global security will be made to the depository or its nominee.

Note that the laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in certificated form. These laws may limit your ability to transfer your beneficial interests in the global security to these types of purchasers.

Beneficial Interests in Global Securities

Only institutions (such as a securities broker or dealer) that have accounts with the depository or its nominee (and are called “participants”) and persons who may hold beneficial interests through participants can own a beneficial interest in the global security. The only place where the ownership of beneficial interests in the global security will appear and the only way the transfer of those interests can be made will be on the records kept by the depository (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

The specific terms of the depository arrangement will be described in the prospectus supplement or the pricing supplement.

Original Issue Discount Securities

We may sell the debt securities at a substantial discount below the principal amount. These securities would be called original issue discount securities. In the event of a default and acceleration of repayment, the original issue discount securities will be due and payable for an amount less than the principal. You should refer to the section entitled “Events of Default” for more information on what constitutes a default.

The prospectus supplement or the pricing supplement will indicate whether the offered debt securities are original issue discount securities.

Convertible Debt Securities

We may also issue debt securities that are convertible. These securities will be convertible at any time during a specified period into shares of our common stock at a specified conversion price. The conversion price will be specified in the prospectus supplement or a pricing supplement. You will be able to convert a portion of a convertible debt security if the unconverted amount of your debt security is equal to an authorized denomination. (Sections 302 and 1302.)

Redemption

If we give you notice that we are redeeming the convertible debt securities, you will have until close of business on the date specified in the notice of redemption to decide whether to exercise your right to convert.

If you have the right to require us to redeem the debt securities, your conversion right will expire upon our receipt of written notice that you have exercised your redemption right. (Sections 1104 and 1106.)

Payment Options

If you exercise your right to convert your convertible debt securities, we may elect to pay you an amount in cash equal to the market value of the shares of common stock rather than deliver the shares of common stock. We must make such a cash payment no later than eight business days following receipt of your notice of conversion. (Sections 301, 1104 and 1302.)

Fractional Shares

We will not issue fractional shares upon conversion. Instead, we will pay you cash in an amount equal to the market value (as defined in the indenture) of the fractional shares. (Section 1303.)

Price Adjustment

The conversion price of the convertible debt securities may be subject to adjustment under certain circumstances. These include:

•	the issuance of shares of our capital stock as a dividend or distribution on our common stock;

•	subdivisions and combinations of common stock;

•	the issuance of shares of capital stock due to a reclassification of the common stock;

•	the issuance to all holders of common stock of rights or warrants that entitle them to purchase shares of common stock at a price lower than the current market price (as defined in the indenture) per share (for a period not exceeding 60 days); and

•	the distribution of debt securities or assets, other than cash dividends or distributions provided for in the indenture, to all of the holders of common stock.

We will not adjust the conversion price if the total increase or decrease is less than 1% of the conversion price. We will, however, take into account the amount that the conversion price would have been adjusted in determining the need for any future adjustment. (Section 1304.)

Change in Ownership

If we undergo a merger, consolidation or transfer of substantially all of our assets, you may still exercise your right to convert any convertible debt security. You may convert the debt securities after the transaction into the same securities, cash or other assets that you would have been entitled to receive in the transaction if you had converted the debt securities immediately prior to the transaction. (Section 1305.)

Tax Distribution

If we distribute property to our stockholders that is taxable as a dividend for U.S. federal income tax purposes, the number of shares into which the debt securities are convertible may be increased under the anti-dilution provisions of the indenture. Such an increase may be deemed to be the payment of a taxable dividend.

Restrictive Provisions

The indenture contains restrictive provisions that apply to us and to our Restricted Subsidiaries, as defined in the indenture. These provisions are effective whenever debt securities issued under the indenture are outstanding.

Under the indenture, a Subsidiary is a corporation that we control because we, or any of our Subsidiaries, own a majority of the Subsidiary’s outstanding voting shares, which gives us the right to elect its directors. A Restricted Subsidiary is a Subsidiary that owns or leases any Principal Operating Property. A Principal Operating Property is any principal manufacturing facility (or certain related facility) in the United States, any of its territories or possessions, or Puerto Rico that we, or any Subsidiary, have owned and operated for more than 90 days. However, a Subsidiary will not be a Restricted Subsidiary if our board of directors determines that the facility is not material to our business as a whole. Any Subsidiary that is not a Restricted Subsidiary is an Unrestricted Subsidiary. (Section 101.)

Limitations on Mortgages

Under the indenture, if we or any of our Restricted Subsidiaries incur debt that is secured by a Principal Operating Property or stock or debt of a Restricted Subsidiary, we must secure the debt securities at least equally and ratably with the secured debt. However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Operating Property would not exceed 5% of our consolidated net worth, this requirement does not apply. In calculating our consolidated net worth under the indenture, we include capital stock, surpluses, and surplus reserves of our Unrestricted Subsidiaries, as defined in the indenture. However, in calculating the aggregate amount of secured debt, we may exclude:

•	mortgages that existed at the time the company became a Restricted Subsidiary;

•	mortgages in our favor or in favor of a Restricted Subsidiary;

•	mortgages in favor of governmental bodies that secure progress or advance or other payments;

•	mortgages existing at the time of an acquisition;

•	purchase money and construction mortgages, which are entered into or for which commitments are received within a certain time period; and

•	any extensions, renewals or refunding of these categories of mortgages. (Section 1009.)

Limitations on Sales and Leaseback Transactions

The indenture prohibits us and any Restricted Subsidiary from selling or transferring a Principal Operating Property with the intention of leasing it back. However, this restriction does not apply in the following situations:

•	if we or the Restricted Subsidiary could mortgage the Principal Operating Property for an amount equal to the present value of any remaining rent payments without equally and proportionately securing the debt securities;

•	if, within 120 days after the sale or transfer, we or the Restricted Subsidiary uses the greater of the net proceeds from the sale of the property or the fair market value of the property (subject to certain credits) to retire our or its long-term debt;

•	if, within 120 days after the sale or transfer, we or the Restricted Subsidiary uses an amount equal to the greater of the net proceeds from the sale of the property or the fair market value of the property to purchase a similar property;

•	if we or the Restricted Subsidiary sells or transfers the property (or enters into an agreement for such a sale or transfer) within 120 days after the latest of the acquisition of the property, the completion of its construction or the start of full operations;

•	if the lease period, including renewals, is for not more than three years; or

•	if the sale and leaseback transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 1010.)

Restrictions on Merger

We may not merge or consolidate with any other corporation or sell substantially all of our assets to another corporation unless:

•	the successor corporation is organized and existing under the laws of the United States or a state of the United States or the District of Columbia and assumes the payment of principal of, and any interest and premium on, the debt securities and the performance and observance of the covenants and conditions of the indenture; and

•	the successor corporation is not in default in the performance of any covenant or condition of the indenture immediately following the merger, consolidation or sale. (Section 801.)

Events of Default

Under the indenture, it is an event of default if:

•	we fail to pay the principal of, or any premium on, any debt security when due;

•	we fail to pay interest on any debt security for 30 days;

•	we fail to deposit any sinking fund payment when due;

•	we fail to perform any other covenant (other than a covenant or warranty expressly excluded from events giving rise to a default, including our obligation to file reports with the Trustee) in the indenture for 60 days after we receive written notice of that failure;

•	there is an acceleration of the maturity of any of our indebtedness because of a default that continues for ten days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default prescribed for the particular series of debt securities occurs. (Section 501.)

Remedies if an Event of Default Occurs

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in total principal amount of the debt securities of the relevant series may declare the entire principal amount of that series due and payable immediately. Subject to certain conditions, if the debt is accelerated, the holders of a majority of the total principal amount of the debt securities of that series can rescind the declaration of acceleration. (Section 502.)

If the debt securities are original issue discount securities, the prospectus supplement or a pricing supplement will specify the portion of the principal of that series that will be due and payable upon an acceleration.

Modification and Waiver

Under the indenture, in order to change our rights and obligations and the rights of any holders of debt securities, a majority of the holders of the total principal amount of the debt securities of that series must consent to the change. However, we may not make any of the following changes unless each holder of debt securities affected by the change gives his or her specific consent:

•	changes to the maturity date of the principal of, any installment of the principal of, or any interest on, the debt securities;

•	reduction of the principal amount of, or the rate of interest or any premium on, the debt securities;

•	reduction of the amount of principal of any original issue discount security that becomes payable on acceleration;

•	change in the place or currency of payment of principal of, or interest or any premium on, the debt securities;

•	changes that adversely affect any available right of conversion;

•	changes that impair the right to institute suit for payment or to enforce a conversion right; and

•	changes that reduce the percentage of principal amount held by holders required to amend the indenture or waive certain defaults. (Section 902.)

Under the indenture, a majority of the holders of debt securities of any series may waive past defaults with respect to that series other than:

•	defaults in the payment of principal of or interest or any premium on that series of debt securities; or

•	defaults regarding provisions that cannot be modified or amended without the consent of each holder of that series. (Section 513.)

The holders of a majority of the total principal amount of the debt securities of any series may waive certain requirements of the indenture on behalf of the entire class of holders of that series. (Section 1012.)

Defeasance Provisions

Defeasance and Discharge

We will be discharged from our obligations on the debt securities of any series if we deposit with the trustee sufficient cash or government securities to pay the principal of, any interest or premium on, and any sinking fund payments with respect to that series as required by the terms of that series. This discharge will become effective 91 days after we deposit the cash or securities with the trustee. If we are discharged, we must continue to register the transfer and exchange of the debt securities, replace lost, stolen or mutilated certificates representing debt securities and, if necessary, convert the debt securities.

Among other things, we will only be eligible for discharge if we deliver to the trustee an officers’ certificate and an opinion of counsel reasonably acceptable to the trustee confirming that a discharge is not a taxable event to the holders of the debt securities. We will not be eligible for discharge if a discharge would cause debt securities that are listed on the New York Stock Exchange to be delisted. (Section 403.)

Defeasance of Certain Covenants

Under certain circumstances, the indenture provides us with the option to not comply with the restrictive covenants of Sections 1009 and 1010. Section 1009 refers to limitations on mortgages and Section 1010 refers to limitations on sale and leaseback transactions.

To exercise our option, among other things, we must deposit with the trustee sufficient cash or government securities to pay the principal of, any interest or premium on, and any sinking fund payments with respect to that series as required by the terms of that series. In addition, we will have to deliver to the trustee an opinion of counsel that the holders of the debt securities will not have to recognize income, gain or loss for U.S. federal income tax purposes as a result of our covenant defeasance. (Section 1011.)

Defeasance and Events of Default

If an event of default occurs after we exercise our option to not comply with certain covenants of the indenture, as discussed above, the debt securities may become due and payable. If the amount of money and government securities held by the trustee is not sufficient to pay the amounts due upon acceleration, we will remain liable to pay the amounts due on the debt securities.

Material United States Tax Consequences

United States

The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders, the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of debt securities but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to investors in light of their particular investment or other circumstances. In addition, the applicable prospectus supplement will disclose any new or different tax consequences. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a non-U.S. holder that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns debt securities as part of a straddle, hedging transaction, integrated transaction, constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or to be taxed as a resident alien; or

•	a person who acquires the debt securities in connection with his employment or other performance of services.

In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, you are urged to consult with your tax advisor about the U.S. federal income tax and other tax consequences of the acquisition, ownership and disposition of the debt securities.

We intend to treat the debt securities as indebtedness for U.S. federal income tax purposes. Such characterization is binding on us, but not on the IRS or a court. Under the U.S. federal income tax rules, each holder of a debt security must also treat the debt security as indebtedness unless such holder makes adequate disclosure on such holder’s U.S. federal income tax return.

INVESTORS CONSIDERING THE PURCHASE OF DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

As explained below, the U.S. federal income tax consequences of acquiring, owning and disposing of debt securities depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of debt securities and for U.S. federal income tax purposes are:

(a) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the U.S. federal income tax laws;

(b) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

(c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. holders.

If a partnership holds the debt securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.

Payment of Interest.  Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue these amounts (in accordance with your regular method of tax accounting). A U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes must include interest on debt securities in ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Additional Payments.  In certain circumstances (e.g., redemption), we may be obligated to pay amounts in excess of stated interest or principal on the debt securities. The obligation to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the debt securities were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the holder’s debt securities in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a debt security before the resolution of the contingencies. According to current United States Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the debt securities to be treated as contingent payment debt instruments if there is only a remote chance as of the date the debt securities were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the debt securities to the contingent payment debt rules. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event a contingency were to occur, it would affect the amount and timing of the income recognized by a U.S. Holder. If any additional payments are in fact made, U.S. Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the debt securities will not be treated as contingent payment debt instruments.

Sale, Exchange or Redemption of Debt Securities.  You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the debt securities measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary interest income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the debt securities. Your adjusted tax basis in a debt security generally will equal your cost of the debt security, less any principal payments previously received by you. Gain or loss on the disposition of a debt security will generally be capital gain or loss and will be long-term capital gain or loss if you have held the debt security for more than one year at the time of such disposition. Your ability to offset capital losses against ordinary income is subject to certain limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

Original Issue Discount.  If we issue debt securities, other than short-term debt securities with a term of one year or less, where the stated redemption price at maturity of the debt securities exceeds the issue price by more than a de minimis amount (as defined below), the debt securities will be original issue discount debt securities. The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to any agent, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to specified conditions, based on one or more interest indices.

In general, your debt security will not be an original issue discount debt security if the amount by which the stated redemption price at maturity of the debt security exceeds its issue price by less than a de minimis amount of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt security multiplied by the number of full years to its maturity. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the debt security.

If you invest in an original issue discount debt security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986, as amended (the “Code”) and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount debt security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount debt security, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an original issue discount debt security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an original issue discount debt security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an original issue discount debt security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by the annual yield to maturity (defined below and determined on the basis of compounding at the close of each accrual period) of the debt security; and (b) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval.

The “adjusted issue price” of an original issue discount debt security at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an original issue discount debt security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an original issue discount debt security generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an election to include in gross income all interest that accrues on a debt security using the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “— Premium” and “— Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold. This election may not be revoked without the consent of the Internal Revenue Service.

If your tax basis in a debt security immediately after purchase exceeds the adjusted issue price of the debt security (the amount of such excess is considered “acquisition premium”) but is not greater than the stated redemption price at maturity of such debt security, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

If you purchase a debt security for an amount in excess of the stated redemption price at maturity, you do not include any original issue discount in income and generally may be subject to the “bond premium” rules discussed below. See “— Premium.” If you have a tax basis in a debt security that is less than the adjusted issue price of such debt security, the difference may be subject to the market discount provisions discussed below. See “— Market Discount.”

Your debt security is subject to a contingency which may affect the application of the original issue discount rules to such debt security if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. Your debt security will have a contingency of this nature if it is a variable rate renewable debt security, a debt security with an option for us to extend its maturity, a debt security with an option for us to redeem it prior to the stated maturity or a debt security that gives you an option to require a debt security to be repurchased or repaid prior to the stated maturity. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity in the case of debt securities subject to contingencies, if either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and, in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Variable Rate Debt securities.  A debt security you hold will be treated as a variable rate debt security for U.S. federal income tax purposes if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to specified restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest that is unconditionally payable in cash at least annually at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described below;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

If your floating rate debt security is not a variable rate debt security under the analysis above, it will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the applicable pricing supplement.

Short-Term Debt securities.  The rules described above will also generally apply to original issue discount debt securities with maturities of one year or less, which we refer to as short-term debt securities, but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be original issue discount debt securities. Except as noted below, if you are an individual or a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction, you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange, retirement or other disposition of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction.

Notwithstanding the foregoing, if you are an individual or other cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at your election, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the stated redemption price at maturity over your tax basis. Acquisition discount will be treated as accruing ratably or, at your election, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

Premium.  If you purchase a debt security at a cost greater than the debt security’s stated redemption price at maturity, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original issue discount debt securities purchased at a premium will not be subject to the original issue discount rules described above.

Market Discount.  If you purchase a debt security other than a short-term debt security at a price that is lower than the debt security’s stated redemption price at maturity (or in the case of an original issue discount debt security, the debt security’s adjusted issue price), by 0.25% or more of the stated redemption price at maturity (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the debt security until the maturity of the debt security, or its earlier disposition in a taxable transaction. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make this election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments.  Special rules govern the tax treatment of debt obligations that provide for contingent payments, which we refer to as contingent debt obligations. These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable pricing supplement.

Information Reporting and Backup Withholding Tax.  In general, information reporting requirements will apply to payments to certain non-corporate U.S. holders of principal and interest on a debt security and the proceeds of the sale of a debt security. If you are a U.S. holder, you may be subject to backup withholding at the applicable statutory rate when you receive interest with respect to the debt securities, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the debt securities. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, certain tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

Amounts withheld are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

We will report to the U.S. holders of debt securities and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

As used in this section, the term, “non-U.S. holder” means any beneficial owner of a debt security (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Payment of Interest and Additional Amounts.  Generally, subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest income that is not effectively connected with a United States trade or business will not be subject to a U.S. withholding tax under the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank which acquired the debt securities in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide an IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your non-U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

Treasury Regulations provide alternative methods for satisfying the certification requirement described in the paragraph above.

Interest on debt securities not exempted from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business. If you are a corporate non-U.S. holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to U.S. federal income tax, and may be subject to the branch profits tax, it will not be subject to U.S. withholding tax if you deliver proper documentation (e.g., IRS Form W-8ECI). To claim the benefit of a tax treaty or to claim exemption from U.S. withholding because the income is U.S. trade or business income, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI. Under the Treasury Regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.

In certain circumstances (e.g., redemption), we may be obligated to pay additional amounts on the debt securities. Such payments may be treated as interest subject to the rules described above or additional amounts paid for the debt securities, subject to the rules described below, as applicable, or as other income subject to United States federal withholding tax. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. Holders.

Sale, Exchange or Redemption of Debt Securities.  If you are a non-U.S. holder of a debt security, generally you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the debt security, unless:

•	the gain is effectively connected with your conduct of a United States trade or business;

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year (as determined under the Code) of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

Death of a Non-U.S. Holder.  If you are an individual non-U.S. holder and you hold a debt security at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such debt security would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding Tax.  If you are a non-U.S. holder, U.S. information reporting requirements and backup withholding tax generally will not apply to payments of interest on a debt security if you provide the statement described in “Non-U.S. Holders — Payment of Interest”, provided that the payor does not have actual knowledge that you are a United States person. However, income allocable to non-U.S. holders generally will be subject to annual tax reporting on IRS Form 1042-S.

Information reporting will not apply to any payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

(i) is a United States person;

(ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(iii) is a controlled foreign corporation for U.S. federal income tax purposes; or

(iv) is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in the applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting and backup withholding requirements unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “Non-U.S. Holders — Payment of Interest” or otherwise establish an exemption.

The Trustee

The Bank of New York is the trustee under the indenture under which we will issue the debt securities. In addition, The Bank of New York is trustee under (i) an indenture dated July 1, 1999, under which we issued registered debt in exchange for $500 million of our 6.95% notes due 2004, $500 million of our 7.4% notes due 2009 and $1 billion of our 7.85% debentures due 2029, (ii) an indenture dated April 1, 1990 under which Rohm and Haas Holdings, Ltd., a wholly owned subsidiary, issued 9.80% Amortizing Debentures due April 15, 2020 (we have guaranteed these debentures), and (iii) an indenture dated December 20, 1991 relating to a sale and leaseback of assets at our Texas subsidiary.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 425,000,000 shares of capital stock. Those shares consist of, as of July 23, 2007:

•	400,000,000 shares of common stock, of which 214,383,784 shares were outstanding; and

•	25,000,000 shares of preferred stock, of which no shares are outstanding.

Common Stock

This summary is subject to and qualified in its entirety by reference to all of the provisions of the description of common stock contained in our registration statement filed under the Exchange Act, as amended in our quarterly report on Form 10-Q for the quarter ending September 30, 1996, our current reports on Form 8-K filed on January 19, 2000 and October 26, 2000, and our registration statement on Form 8-A filed on October 26, 2000, all of which are incorporated by reference in this prospectus. For information on how to obtain a copy of these reports, please refer to “Where You Can Find More Information.”

Voting Rights

The holders of common stock are entitled to one vote for each share of common stock held in the election of directors and other matters.

Dividends

Common stockholders may receive dividends when declared by the Board of Directors.

Other Rights

If we liquidate our business, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. Common stockholders are not entitled to preemptive rights to subscribe for additional shares of capital stock.

Listing

Our outstanding shares of common stock are listed on the NYSE under the symbol “ROH.”

Transfer Agent and Registrar

Computershare, Inc. is the transfer agent and registrar for the common stock.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the voting rights, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Rights Agreement

On October 19, 2000, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on November 3, 2000 to the stockholders of record on that date. Each right entitles the registered holder to purchase from the Company one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share of the Company at a price of $150 per one one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement between us and Computershare, Inc., as successor to EquiServe Trust Company, NA, as rights agent, submitted as Exhibit 4 to the Company’s Form 8-A filed on October 26, 2000, which is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may sell the debt securities through:

•	underwriters or dealers;

•	agents; or

•	directly to one or more institutional purchasers.

The prospectus supplement or the pricing supplement will supply the details of the plan of distribution, including the offering price, our proceeds from the sale, the names of the agents, underwriters or dealers and their commissions, fees or discounts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, the “Act.” Any discounts or commissions they receive from us and any profits they receive on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Act.

We may sell the offered debt securities to dealers at the price offered to the public. When the dealers later resell these securities, they may be deemed to be “underwriters” by the SEC. We will identify any underwriters and agents and describe their compensation in the prospectus supplement or the pricing supplement.

We may have agreements with the underwriters and agents to indemnify them against certain civil liabilities, including liabilities under the Act. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Underwriters

If underwriters are used in the sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities to the public through an underwriting syndicate or through a single underwriter.

Unless the prospectus supplement or the pricing supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the prospectus supplement or the pricing supplement states otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

Agents

We may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Direct Sales

We may choose to sell the offered debt securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered debt securities on a delayed delivery basis, which provides for payment and delivery on a specified future date. The prospectus supplement or the pricing supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will only enter into these delayed delivery contracts with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

The agents, underwriters or dealers will have no responsibility to assure the validity or performance of these contracts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Rohm and Haas Company’s Current Report on Form 8-K dated July 11, 2007 and the financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Rohm and Haas Company for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Robert A. Lonergan, Esquire, who is our general counsel, has issued an opinion about the legality of the offered securities. As of August 31, 2007, Mr. Lonergan beneficially owned 180,671.74 shares of our common stock, including 144,996 shares that relate to options exercisable within 60 days and certain shares allocated to his account under certain of our employee benefit plans.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Filing fee for registration statement	(1)
Rating agencies’ fees	(2)
Legal fees and expenses*	(2)
Accounting fees and expenses*	(2)
Trustees’ fees and expenses	(2)
Printing	(2)
Blue sky fees and expenses	(2)
Miscellaneous*	(2)
Total	$(2)

*	Such expenses are estimates.

(1)	To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

(2)	The aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers.

Article V of the Company’s Bylaws provides that the Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company (including the subsidiaries of the Company) or of a constituent corporation absorbed in a consolidation or merger (a “Constituent Corporation”), or is or was serving at the request of the Company or a Constituent Corporation as a director, officer, or employee of another enterprise, or is or was a director, officer or employee of the Company or a Constituent Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or of another enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent that such person is not insured or otherwise indemnified and the power to so indemnify has been or may be granted by statute. The determination of the Company’s duty or power to indemnify any such person under the applicable statutory standards shall be made in any manner permitted by law. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding (a) for any present director or officer of the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company, or (b) for any other person, upon such terms and conditions as the Company’s Audit Committee deems appropriate. The Company is a Delaware corporation and Section 145 of the General Corporation Law of Delaware governs the authority of Delaware corporations to indemnify their directors, officers, employees and agents.

Article X of the Company’s Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to any stockholder for monetary damages for any breach of duty as a director except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law as currently in effect or hereafter amended.

This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (relating to the declaration of dividends and purchase or redemption of shares in violation of the General

Corporation Law of Delaware) and (iv) for transactions from which the director derived an improper personal benefit.

There is presently in force liability insurance for directors and officers of the Company acting in such capacities.

Item 16.	Exhibits

1.1	Form of Underwriting Agreement*
4.1	Form of Indenture between the Company and The Bank of New York
5	Opinion of Robert A. Lonergan, Esq. General Counsel for the Company
12	Computation of Ratio of Earnings to Fixed Charges of the Company and Subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Robert A. Lonergan, Esq. (included in Exhibit 5)
24	Power of Attorney (included on page II-4 of this registration statement)
25.1	Statement of Eligibility on Form T-1 of The Bank of New York, to act as trustee under the Indenture

*	To be filed by amendment or incorporated by reference in connection with an offering of debt securities.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 4th day of September, 2007.

ROHM AND HAAS COMPANY
(Registrant)

By:	/s/ Raj L. Gupta
Raj L. Gupta
Chairman of the Board, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each of the undersigned hereby authorizes Robert A. Lonergan as his or her attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate, and appoints him as attorney-in-fact to sign on his or her behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

Signature	Title	Date

/s/ Raj L. Gupta Raj L. Gupta	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 4, 2007

/s/ Jacques M. Croisetiere Jacques M. Croisetiere	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 4, 2007

/s/ William J. Avery William J. Avery	Director	August 14, 2007

/s/ David W. Haas David W. Haas	Director	August 14, 2007

/s/ Thomas W. Haas Thomas W. Haas	Director	August 14, 2007

/s/ Richard L. Keyser Richard L. Keyser	Director	August 14, 2007

/s/ Rick J. Mills Rick J. Mills	Director	August 16, 2007

Signature	Title	Date

/s/ Sandra O. Moose Sandra O. Moose	Director	August 15, 2007

/s/ Gilbert S. Omenn Gilbert S. Omenn	Director	August 14, 2007

/s/ Gary L. Rogers Gary L. Rogers	Director	August 14, 2007

/s/ Ronaldo H. Schmitz Ronaldo H. Schmitz	Director	August 16, 2007

/s/ George M. Whitesides George M. Whitesides	Director	August 15, 2007

/s/ Marna C. Whittington Marna C. Whittington	Director	August 14, 2007

EXHIBIT INDEX

1.1	Form of Underwriting Agreement*
4.1	Form of Indenture between the Company and The Bank of New York
5	Opinion of Robert A. Lonergan, Esq. General Counsel for the Company
12	Computation of Ratio of Earnings to Fixed Charges of the Company and Subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Robert A. Lonergan, Esq. (included in Exhibit 5)
24	Power of Attorney (included on page II-4 of this registration statement)
25.1	Statement of Eligibility on Form T-1 of The Bank of New York, to act as trustee under the Indenture

*	To be filed by amendment or incorporated by reference in connection with an offering of debt securities.